UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 19, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2011, the Compensation Committee of the Company’s Board of Directors (the “Committee”) granted year-end performance bonus for the Senior Management Team.

The Committee believes that, to continue a commitment of essential services of key executives, it is in the best interests of the Company’s stockholders:
1.	To cultivate an environment that fosters compensation for performance of goals or objectives on an individual and Company-wide basis; and
2.
For the Company to offer compensation to Named Executive Officers (“NEO”) and non-officer executives reflective of a competitive market for the services in comparison to that offered in the industry and by comparable publicly-traded Peer Group companies.

Upon analysis of publicly-traded Peer Group companies, the Committee observed that, for 2009 and 2010, Hemispherx’ Officer Compensation Expense as compared to various Balance Sheet ratios were consistently less than that of the average of the Peer Group.  Additionally, the Committee considered the change in the market value of the Company’s stock during 2011 and reached a consensus that the impact of the 2011 stock trading value should be considered to have a neutral effect on employees’ performance evaluation due to their conclusion of the following observations:
i.	The overall devaluation in the trading value of U.S. bio-pharmaceutical companies;
ii.	An overall depression in the global investment markets;
iii.	The current market value of the Company’s stock is less than either its book value or cash value;
iv.	A belief that the current adverse impact of the Company’s stock value is short-term;
v.	Confidence that Company’s employees were working diligently in an attempt to return the market value to the stock;
vi.	The Senior Management team had a net loss of two members from 2010 to 2011, for which the remaining executives had assumed those respective duties and responsibilities; and
vii.	The recognition that a performance bonus would be desirable to acknowledge the persistence, loyalty, effort and dedication of the Senior Management team.

After carefully reviewing the results of the 2010 and 2011 Stockholder advisory vote on Executive Compensation, the Committee adopted on December 1, 2011 the following revisions to the Executive Compensation Program:
i.	“Executive Compensation Recoupment Policies” for all future executive compensation;
ii.
Changes to all future employee options to provide that such options shall not vest until the first anniversary of the date of award and that those options not vested at the time of termination of employment with the Company will immediately become void.

The Committee, in light of pre-established individual and Company-wide goals and objectives, evaluated the performance of each key executive in order to determine respective annual incentive opportunities considering base salary and fees, short and long-term incentive opportunity and any special/supplemental benefits or payments.  Based upon all of the foregoing, the Committee determined that the following 2011 Performance Bonuses should be granted in 2012:
1.	At the rate of 25% of their respective 2011 year-end base compensation:
i.	William Carter (Chairman, CEO, President, Chief Scientific Officer) for $233,500;
ii.	Thomas Equels (Vice Chairman, Secretary & General Counsel) for $125,000;
iii.	Charles Bernhardt (CFO & Chief Accounting Officer) for $56,250; and
iv.	Wayne Springate (Senior Vice President of Operations) for $46,740.

2.	At the rate of 20% of their respective 2011 year-end base compensation:
i.	David Strayer (Medical Director) for $50,199;
ii.	Adam Pascale (Corporate Controller) for $24,931;
iii.	R. Christopher Cavalli (Vice President of Quality Control) for $36,053; and
iv.	Ronald Ritz (Senior Director of Manufacturing) for $39,375.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

December 23, 2011	By:	/s/ William A. Carter
William A. Carter M.D.,
Chief Executive Officer